UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2009

CADENCE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	1-15773	64-0694755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 East Main Street, Starkville, Mississippi	39759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (662) 343-1341

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

Preliminary Second Quarter 2009 Financial Update

We reported a net loss applicable to common shareholders of $14.7 million, or $1.23 per diluted share, for the second quarter ended June 30, 2009. The loss was due primarily to a higher provision for loan losses and higher non-interest expenses related to increased FDIC insurance premiums and expenses related to other real estate owned (OREO).

Net interest income was $10.7 million and the net margin was 2.21% in the second quarter of 2009. Net margin was reduced in part as we intentionally built liquidity during the second quarter by accumulating deposits and investing in short-term assets. The increased liquidity resulted in lower yields on the short-term portfolio that we estimated to cost about 21 basis points in net margin for the second quarter of 2009.

Our provision for loan losses was $23.0 million in the second quarter of 2009 and included $15.3 million in net charge-offs and a $7.7 million increase in the allowance for loan losses. At the end of the second quarter of 2009, the allowance for loan losses was $46.7 million, or 3.8% of total loans.

Non-performing loans were $72.8 million in the second quarter of 2009. The growth in non-performing loans was due primarily to the economy’s impact on real estate based loans.

We reduced our exposure to real estate loans across our franchise and achieved a decrease in loans for 1-4 speculative residential construction, land development and lots to builders in addition to lower balances on commercial real estate loans. These higher risk loan categories are down approximately $13.8 million in the latest three months and down $91.7 million since the second quarter of 2008. In addition, OREO is down to $16.7 million and is at the lowest point in over a year. The reduction in OREO is due to increased special assets staff focused on minimizing losses from non-performing loans and repossessed assets.

Total non-interest income was $5.2 million in the second quarter of 2009 and benefited from higher insurance fees and commissions, mortgage loan origination income, and gains on securities; offset partially by lower service charges on deposits, trust department income and other non-interest income. Non-interest expenses increased to $16.3 million in the second quarter of 2009 due to higher costs for FDIC insurance premiums and special assessments, and expenses related to OREO. There was minimal growth in salary and premises costs due to our continued focus on cost controls.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADENCE FINANCIAL CORPORATION
(Registrant)
Date: July 22, 2009
	By:	/s/ Richard T. Haston
Richard T. Haston
Executive Vice President, Chief Financial Officer